Exhibit 99.1

Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Jessica Randall
Corporate Communications Manager
(704) 357-0298

Jack Henry & Associates Appoints David B. Foss to Board of Directors
-- Appointment expands Board to nine members, seven of whom are independent --

Monett, Mo., May 9, 2017 - Jack Henry & Associates, Inc. (NASDAQ:JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Today the company announced that on May 5, 2017, President and Chief Executive Officer David Foss, 55, was appointed to the Board of Directors effective July 1, 2017. His appointment expands the Board to nine members, including seven independent outside directors and two non-independent directors.

Foss began his career in 1985 at NCR as a Systems Engineer installing and supporting core and ancillary banking solutions. He joined Advanced Computer Systems (ACS) in 1989 as a Sales Manager marketing banking solutions to community banks in the upper Midwest. In 1993, Foss left community banking to become BancTec’s Vice President of Professional Services and later Vice President of Operations managing large remittance processing solutions. He became Vice President of Sales for community banking at BancTec in 1997. In 1999 he arranged the sale of BancTec’s financial solutions division to Jack Henry & Associates, Inc., joining the company at that time. From 1999 to the inception of the ProfitStars brand in 2003, he served a dual role as President of the Open Systems group and a General Manager of the Complementary Solutions group. He was named President of ProfitStars in 2004, President of Jack Henry and Associates in 2014, and CEO in 2016.

According to Jack Prim, Executive Chairman of the Board of Directors, "I would like to formally welcome David to the Board. He has done an excellent job of positioning our company as President and CEO and we are confident that he will complement his fellow Board members to help us grow the company in the future."

About Jack Henry & Associates, Inc.
Jack Henry & Associates, Inc.® (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its solutions serve more than 10,000 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions. Symitar® is a leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking information.